Wiley Raises Dividend for 32nd Consecutive Year,
Announces $250 Million Share Repurchase Authorization

Company recently reported strong Fiscal 2025 earnings growth and Fiscal 2026 growth outlook

Hoboken, NJ, June 26, 2025 – Wiley (NYSE: WLY and WLYB), a leading provider of authoritative content, data-driven insights, and knowledge services for the advancement of science, innovation and learning, today announced that its Board of Directors has declared a quarterly cash dividend of $0.355 per share on its Class A and Class B Common Stock, payable on July 24, 2025, to shareholders of record on July 8, 2025. The quarterly dividend is equivalent to an annual dividend of $1.42 per share, an increase from $1.41 per share in Fiscal 2025. It is Wiley’s 32nd consecutive annual increase.

The Company also announced that its Board of Directors has approved a $250 million share repurchase authorization, an increase from the 2020 authorization of $200 million. In Fiscal 2025, Wiley allocated $76 million and $60 million to dividends and share repurchases, respectively.

Wiley recently reported results for the fourth quarter and Fiscal 2025. Highlights included:
•Delivered Revenue and Adjusted EBITDA margin growth in both Research and Learning segments
•Achieved Adjusted Operating Margin expansion of 300 basis points
•Executed AI content licensing project with a third large tech company; $40 million in total AI licensing revenue realized in Fiscal 2025 compared to $23 million in Fiscal 2024
•Drove a 34% increase in share repurchases
•Guided to a Fiscal 2026 growth outlook that includes Adjusted EBITDA margin in a range of 25.5% to 26.5% and Free Cash Flow of approximately $200 million

Please see Wiley’s Q4 and Fiscal 2025 earnings release, presentation, and call transcript at investors.wiley.com/quarterly results.

About Wiley
Wiley is one of the world’s largest publishers and a trusted leader in research and learning. Our industry-leading content, services, platforms, and knowledge networks are tailored to meet the evolving needs of our customers and partners, including researchers, students, instructors, professionals, institutions, and corporations. We enable knowledge-seekers to transform today’s biggest obstacles into tomorrow’s brightest opportunities. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

Contact:
Brian Campbell
201.748.6874
brian.campbell@wiley.com

CATEGORY: EARNINGS RELEASES